Exhibit 99.1

Press Release

Contacts:	Abbe Serphos, 212-556-4425; serphos@nytimes.com Bob Powers, 617-929-2270; powers@globe.com

This press release can be downloaded from www.nytco.com

THE NEW YORK TIMES COMPANY NAMES CHRISTOPHER M. MAYER PUBLISHER OF

THE BOSTON GLOBE AND HEAD OF THE NEW ENGLAND MEDIA

GROUP; MR. MAYER WILL SUCCEED P. STEVEN AINSLEY, WHO IS RETIRING

Boston, October 29, 2009 – The New York Times Company announced today that Christopher M. Mayer, senior vice president for circulation and operations at The Boston Globe, has been named publisher of that paper and head of the New England Media Group. He succeeds P. Steven Ainsley, who is retiring at the end of the year. Mr. Mayer’s appointment is effective January 1, 2010.

As publisher of the Globe and head of the New England Media Group, Mr. Mayer will be responsible for The Boston Globe; BostonWorks; GlobeDirect, the Globe’s direct mail subsidiary; the Worcester Telegram & Gazette; and the related Web sites of both newspapers. Mr. Mayer will also oversee the Company’s investment in Metro Boston, a free daily newspaper targeting well-educated young professionals.

The announcement was made by Janet L. Robinson, president and CEO of The New York Times Company.

“Chris Mayer has an exceptional track record with a broad range of experience in all aspects of our business,” said Ms. Robinson, president and CEO of The New York Times Company. “He has been a critical member of the New England Media Group’s senior leadership team and has a strong history of tackling complex projects at the Globe and across the Company.

“Chris is ideally suited to this position and brings a strong intellect, and a proactive and collaborative leadership style. All of this will be essential as the Globe moves into the future and becomes an even more effective multiplatform enterprise. He is sure to be an exceptional publisher and will build on its considerable legacy.

“In his 27 years with The New York Times Company, Steve Ainsley has been an outstanding leader and has been critical in putting the New England Media Group on stronger financial footing. He is well respected both inside and outside the Company, and has made significant contributions both in New England and during his time with the Company’s Regional Media Group. Over the past year Steve has shepherded a comprehensive financial strategy that has significantly strengthened the Globe and Boston.com and enhanced its ability to provide the New England community with high-quality news and information. He has been an exceptional representative for the Globe and for the Company and we have been proud to call him our colleague. He will be greatly missed.”

Mr. Mayer, 47, joined The Boston Globe in 1984 in the information services department. He was named senior vice president, circulation and operations in 2008, overseeing production, advertising operations, circulation marketing and distribution. Previously Mr. Mayer served as chief information officer and senior vice president, circulation, among other positions. He also served as senior vice president of Community Newsdealers, the former home delivery subsidiary of the Globe.

Mr. Mayer received a B.S. in computer science from Yale University.

Mr. Ainsley, 57, was named publisher of The Boston Globe in September 2006. During his tenure the Globe has won two Pulitzer Prizes. Mr. Ainsley became president and chief operating officer of The New York Times Company Regional Media Group in 2003. Previously, he was senior vice president of the Regional Newspaper Group since 1999. Mr. Ainsley had been a publisher at various New York Times Company-owned newspapers since 1982. He was publisher of The Santa Barbara News-Press, in Santa Barbara, Calif., from 1993 to 1999. Before that he served as publisher of New York Times Company-owned newspapers in Alabama, Florida and Maine.

Mr. Ainsley has been a director of the New England Press Association and the Alabama Press Association and has served as a director of the Southern Newspaper Publishers Association since 2004. He has also served as a director and officer of numerous local civic and charitable organizations in the communities in which he has lived.

Mr. Ainsley received a B.A. degree from New York University in 1976. He graduated from the Emory University Advanced Management Program in 1986.

The New York Times Company, a leading media company with 2008 revenues of $2.9 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 15 other daily newspapers and more than 50 Web sites, including NYTimes.com, Boston.com and About.com. The Company’s core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

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